UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2009

CNL Lifestyle Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Ave.	32801
Orlando, Florida	(Zip code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: 407-650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On January 27, 2009, our board of directors declared a special distribution of $0.035 per share to stockholders of record as of March 31, 2009. Additionally, we will increase our distribution rate from $0.05125 to $0.0521 per share effective April 1, 2009. The special distribution will be paid on June 30, 2009 along with our quarterly distribution. On an annualized basis the increased rate, excluding the special distribution, would represent a 6.25% return if paid for twelve months based on the current $10.00 per share offering price of our common stock.

We intend to continue to declare distributions monthly and pay distributions to our stockholders on a quarterly basis. Operating cash flows are expected to continue to be generated from properties, loans and other Permitted Investments to cover such distributions. The distribution increase is dependent upon the authorization of our board of directors after considering our results of operations, financial condition and net operating cash flows, including distributions from unconsolidated entities in which we have an equity interest, and anticipated cash requirements for acquisitions and operations. There can be no assurance that any such increase in the distribution rate would be maintained or continued in the event of any changes to any of the foregoing factors.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Given these uncertainties, we caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL LIFESTYLE PROPERTIES, INC.

Date: January 27, 2009	By:	/s/ Tammie A. Quinlan
	Name:	Tammie A. Quinlan
	Title:	Executive Vice President and
Chief Financial Officer

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